EXHIBIT 99.3

UNION BRIDGE HOLDINGS LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements give effect to the sale purchase transaction (the “Transaction”) between Union Bridge Holdings Limited and Conperin Group Inc.

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Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2019	2
Unaudited Pro Forma Condensed Combined Statement of Operations for the Period Ended June 30, 2019	3
Notes To The Unaudited Pro Forma Condensed Combined Financial Statements	4

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Union Bridge Holdings Limited

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

	Union Bridge	Conperin
	Holdings Ltd.	Group Inc.
	June 30, 2019	June 30, 2019	Pro Forma Adjustments	Pro Forma As Adjusted

ASSETS
Current Assets
Cash and cash equivalents	$46,883	$-	$-	$46,883
Prepaid expenses	31,913	-	-	31,913
Total Current Assets	78,796	-	-	78,796
TOTAL ASSETS	$78,796	$-	$-	$78,796

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$88,559	27,899	$-	$116,458
Due to related parties	592,700	124,307	-	717,007
TOTAL LIABILITIES	681,259	152,206	-	833,465

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value; 20,000,000 shares authorized; 0 shares issued and outstanding	-	-	-	-
Common stock, $0.001 par value; 1,000,000,000 shares authorized; 241,146,887 shares post-adjustment and 53,600,000 shares pre-adjustment issued and outstanding	53,600	-	187,547	241,147
Common stock, $1 par value; 2,500,000 shares authorized; 2,500,000 shares issued and outstanding	-	2,500,000	(2,500,000)	-
Additional paid-in capital	-	-	2,312,453	2,312,453
Accumulated deficit	(656,864)	(2,652,206)	-	(3,309,070)
Accumulated other comprehensive income	801	-	-	801
TOTAL STOCKHOLDERS' DEFICIT	(602,463)	(152,206)	-	(754,669)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$78,796	-	$-	$78,796

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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Union Bridge Holdings Limited

Unaudited Pro Forma Condensed Combined Statements of Operations

Six Months Ended June 30, 2019

	Union Bridge	Conperin Group Inc.
	Holdings Ltd.	From Inception
	Six Months Ended	(March 12, 2019) to	Pro Forma	Pro Forma
	June 30, 2019	June 30, 2019	Adjustments	As Adjusted

Revenue - related party	$43,419	$-	$-	$43,419
Cost of revenue	(31,938)	-	-	(31,938)
Gross profit	11,481	-	-	75,357

Operating expenses
Stock based compensation	-	2,494,911	-	2,494,911
General and administrative expenses	129,948	157,295	-	287,243
Total operating expenses	129,948	2,652,206	-	2,782,154

Loss from operations	(118,467)	(2,652,206)	-	(2,706,797)

Other income (expense)
Interest income	32	-	-	32
Total other income	32	-	-	32

Net loss	$(118,435)	$(2,652,206)		$(2,770,641)

Basic and diluted net loss per common share	$(0.00)	$(1.06)		$(0.05)
Weighted average number of common shares outstanding - basic and diluted *	53,600,000	2,500,000		53,600,000

* Proforma as adjusted shares are not weighted and are actual shares issued and outstanding.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

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Union Bridge Holdings Limited

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

On September 24, 2019, Union Bridge Holdings Limited (the “Company”, “UGHL”, “we”, “us”, “our”), a company incorporated under the laws of the State of Nevada, USA, entered into a share exchange agreement (the “SEA”) with Conperin Group Inc. (“Conperin”) and Conperin’s shareholders whereby the Company issued 187,546,887 new common shares in exchange for all of the issued and outstanding common shares of Conperin, which totaled 2,500,000. Conperin is a private limited liability company, incorporated and domiciled in the British Virgin Islands. The Company and Conperin were under common control before the acquisition; therefore, the transaction has been accounted for as business combination under common control in accordance to ASC-805-30-5, in which the assets and liabilities of Conperin have been presented at their carrying values at the date of common control on March 12, 2019.

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements are based on the Company’s and Conperin’s historical consolidated financial statements as adjusted to give effect to the acquisition of Conperin and the shares issued as part of the acquisition. The unaudited pro forma combined statements of operations for the six months ended June 30, 2019 give effect to the Conperin acquisition as if it had occurred on January 1, 2019. The unaudited proforma combined balance sheet as of June 30, 2019 gives effect to the Conperin acquisition as if it had occurred on June 30, 2019.

Historical financial information has been adjusted in the pro forma consolidated balance sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma combined consolidated balance sheet and consolidated statement of operations are described in Note 2— Pro Forma Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the acquisition. Unaudited pro forma financial information and the notes thereof should be read in conjunction with the accompanying historical financial statements of Conperin included elsewhere in this report.

NOTE 2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform Conperin accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 is presented as if the acquisition had occurred on June 30, 2019 and combines the historical balance sheet of the Company at June 30, 2019 and the historical balance sheet of Conperin at June 30, 2019.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 and has been prepared by combining the Company’s historical consolidated statement of operations for the six months ended June 30, 2019, with the historical statement of operations of Conperin for the period from inception (March 12, 2019) to June 30, 2019.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has not been prepared due to Conperin being incorporated on March 12, 2019 and not having historical information to compare for the full year ended December 31, 2019.

NOTE 3 - PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	To record 187,546,887 shares of UGHL unregistered common stock issued in exchange for 2,500,000 shares of common stock of Conperin

(b)	To eliminate share capital of Conperin

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